Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES FIRST HALF OF 2005 EARNINGS OF $0.11
PER SHARE ON REVENUES OF $41.1 MILLION
Fort Worth, Texas, October 26, 2005 — Virbac Corporation (PK: VBAC), a leading provider of veterinary products, today announced its earnings for the first half of 2005. Virbac reported net income of $2.4 million on revenues of $41.1 million for the six months ended June 30, 2005 as compared to net income of $0.2 million on revenues of $39.7 million in the same year ago period. Diluted earnings per share were $0.11 for the first half of 2005 as compared to diluted earnings per share of $0.01 for the first half of 2004.
The increase in revenues is mainly attributable to increased revenues in the veterinary segment as a result of higher sales of the Company’s heartworm preventative product, IVERHART® Plus. The increased IVERHART® Plus revenues are principally due to the FDA recall of a significant competitor’s product in September 2004. Additionally, Virbac has successfully extended the shelf-life of IVERHART® Plus, resulting in increased demand and lower return rates. The increases in revenues were largely offset by decreased livestock de-wormer product revenues in the 2005 period as a result of the Company’s decision to discontinue this product due to its low margins and resulting lack of profitability.
“We are very pleased with our operating results for the first half of 2005,” said Dr. Erik Martinez, President and Chief Executive Officer. “Both our veterinary and consumer brand segments have performed very well during the first half of 2005 with revenue growth of 22% in the veterinary segment and 7% in the consumer brand segment. Additionally, our gross profit margins have greatly improved as our sales focus has been on higher margin products,” continued Dr. Martinez. “We continue to evaluate opportunities for growth and improved profitability in all of our business operations and are committed to making greater investments in research and development spending during the remaining half of 2005 and in 2006.”

As more fully described in Virbac’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31 and June 30, 2005, Virbac’s operating expenses have been unusually high as a result of the restatement and associated audits of Virbac’s historical financial statements, the shareholder lawsuits and the SEC investigation. Operating results for the six months ended June 30, 2005 and 2004 include $2.1 million and $3.3 million, respectively, of costs related to these issues. Virbac expects that these elevated expenses will subside substantially in the second half of 2005 as the Company has now completed the restatement of its historical financial statements, entered into a court approved settlement agreement with the plaintiffs in the shareholder class action lawsuit and reached a settlement agreement in principle with the Securities and Exchange Commission (the “SEC”).
With the most recent filing of Virbac’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2005, Virbac is now current with all of its SEC regulatory filings and the Company will seek the relisting of its common stock on NASDAQ.
“We are very pleased with our first half operating results,” said Jean Nelson, Executive Vice-President and Chief Financial Officer. “We are equally pleased that we are now current with all of our SEC regulatory filings and we are nearing final resolution on many of the issues that have challenged the Company during the past year. We now expect that we can devote our full attention to our ongoing business operations and improved timely communication with our shareholders. Our strong operating results have contributed to the strengthening of our balance sheet and in the past 18 months we have reduced our overall net borrowing levels by $10.0 million,” continued Ms. Nelson. “Our lenders have been very supportive of the Company during this period and we look forward to expanding our relationship as we grow our business.”
The following represents a brief summary of Virbac’s operating results for the three months ended March 31, 2005 and the three and six months ended June 30, 2005:
For the three months ended March 31, 2005:
•	Income per diluted share was $0.01 per share compared to breakeven results for the year ago quarter.

•	Revenues were $19.1 million compared to $21.5 million for the year ago quarter.

•	Gross margins were 45 percent compared to 43 percent for the year ago quarter.

•	Operating expenses were down to $7.8 million from $8.9 million in the year ago quarter.

•	Operating income was up to $0.8 million compared to $0.4 million in the year ago quarter.
For the three months ended June 30, 2005:
•	Income per diluted share was $0.09 per share compared to income per diluted share of $0.01 for the year ago quarter.

•	Revenues were $22.0 million compared to $18.1 million for the year ago quarter, representing a 22% increase.

•	Gross margins were 51 percent compared to 42 percent for the year ago quarter.

•	Operating expenses were up to $7.8 million from $7.0 million in the year ago quarter.

•	Operating income was up to $3.5 million compared to $0.7 million in the year ago quarter.
For the six months ended June 30, 2005:
•	Income per diluted share was $0.11 per share compared to income per diluted share of $0.01 for the year ago period.

•	Revenues were $41.1 million compared to $39.7 million for the year ago period.

•	Gross margins were 48 percent compared to 43 percent for the year ago period.

•	Operating expenses were down to $15.6 million from $15.9 million in the year ago period.

•	Operating income was up to $4.2 million compared to $1.0 million in the year ago period.
A complete copy of Virbac’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, and June 30, 2005 are available on the Company’s web site at www.virbaccorp.com and www.sec.gov.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® Plus Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
Forward — Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding our ability to comply with financial and other covenants required under our credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Six Months Ended June 30,
	2005	2004

Revenues	$41,133	$39,684
Cost of goods sold	21,349	22,743

Gross profit	19,784	16,941

Operating expenses:
Sales and marketing	7,378	6,928
General and administrative	5,345	6,246
Research and development	1,685	1,580
Warehouse and distribution	1,146	1,169

Total operating expenses	15,554	15,923

Income from operations	4,230	1,018

Interest expense	(833)	(788)
Other income	4	32

Income before income taxes	3,401	262
Provision for income taxes	(969)	(95)

Net income	$2,432	$167

Basic income per share	$0.11	$0.01

Basic shares outstanding	22,323	22,273

Diluted income per share	$0.11	$0.01

Diluted shares outstanding	22,798	22,766

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Revenues	$19,091	$21,547
Cost of goods sold	10,559	12,303

Gross profit	8,532	9,244

Operating expenses:
Sales and marketing	3,535	3,591
General and administrative	2,772	3,806
Research and development	909	937
Warehouse and distribution	544	556

Total operating expenses	7,760	8,890

Income from operations	772	354

Interest expense	(402)	(384)
Other income	3	19

Income (loss) before income taxes	373	(11)
Provision for income taxes	(106)	(12)

Net income (loss)	$267	$(23)

Basic income (loss) per share	$0.01	$—

Basic shares outstanding	22,322	22,257

Diluted income (loss) per share	$0.01	$—

Diluted shares outstanding	22,803	22,257

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2005	2004

Revenues	$22,042	$18,137
Cost of goods sold	10,790	10,440

Gross profit	11,252	7,697

Operating expenses:
Sales and marketing	3,843	3,337
General and administrative	2,573	2,440
Research and development	776	643
Warehouse and distribution	602	613

Total operating expenses	7,794	7,033

Income from operations	3,458	664

Interest expense	(431)	(404)
Other income	1	13

Income before income taxes	3,028	273
Provision for income taxes	(863)	(83)

Net income	$2,165	$190

Basic income per share	$0.10	$0.01

Basic shares outstanding	22,326	22,289

Diluted income per share	$0.09	$0.01

Diluted shares outstanding	22,795	22,741

VIRBAC CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)

	June 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$2,579	$3,717
Accounts receivable	8,087	6,687
Inventories	10,675	10,942
Prepaid expenses and other current assets	1,729	1,855

Total current assets	23,070	23,201

Property, plant and equipment, net	12,128	12,377
Goodwill, net	4,376	5,006
Intangibles and other assets, net	20,060	20,472

Total assets	$59,634	$61,056

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit and notes payable	$11,010	$13,004
Accounts payable	4,021	3,382
Sales related and product replacement reserves	2,365	2,236
Income taxes payable	185	—
Accrued expenses and checks outstanding	6,974	7,266

Total current liabilities	24,555	25,888

Notes payable	7,017	9,003
Unearned product license fees	5,983	6,299
Liability related to contingent consideration	1,923	2,173

Total liabilities	39,478	43,363

Shareholders’ equity	20,156	17,693

Total liabilities and shareholders’ equity	$59,634	$61,056

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